MEDICAL RESOURCES, INC.

Exhibit 11.  Computation of Shares Used For Earnings Per Share Calculation.

                                            Quarter ended March 31,
                                               1997         1996
                                            -----------  -----------

Primary earnings per share information:

Net income per consolidated statements
 of operations                              $ 3,601,825   $1,297,778
Add:  Interest savings from proceeds
      of conversion of outstanding
      warrants and exercise of stock
      options, net of minority
      interest and income taxes
      Net income used to compute primary
     earnings per share                     $ 3,601,825   $1,297,778
                                            ===========  ===========



Weighted average number of
 outstanding shares                          19,001,393    8,250,589
Add:  Incremental shares issuable
      on conversion of outstanding
      warrants and exercise of
      stock options                             930,452       82,110
                                            -----------  -----------
Weighted average number of shares
 used to compute primary earnings
 per share                                   19,931,845    8,332,699
                                            ===========  ===========

Primary earnings per share:
---------------------------
Primary net income per share               $        .18  $       .16
                                            ===========   ==========

 MEDICAL RESOURCES, INC.

Exhibit 11.  Computation of Shares Used For Earnings Per Share Calculation.

                                                                              Quarter ended March 31,
                                                                                1997         1996
                                                                             ----------   ----------
Fully diluted earnings per share information:

Net income per consolidated statements
 of operations                                                               $ 3,601,825  $1,297,778
Add:  Interest savings from proceeds
      of conversion of outstanding
      warrants and exercise of stock
      options, net of minority
      interest and income taxes                                                   21,851
                                                                             -----------  ----------

Net income used to compute fully
     diluted earnings per share                                              $ 3,623,676  $1,297,778
                                                                             ===========  ==========


Weighted average number of
 outstanding shares                                                           19,001,393   8,250,589
Add:  Incremental shares issuable
      on conversion of outstanding
      warrants and exercise of
      stock options                                                              930,452     136,584
      Incremental shares issuable on
      conversion of convertible
      subordinated debentures                                                    342,500
      Weighted average number of shares                                      -----------  ----------

 used to compute fully diluted
 earnings per share                                                           20,274,345   8,387,173
                                                                             ===========  ==========

Fully diluted earnings per share:
---------------------------------
Fully diluted net income per share                                            $      .18 $       .16
                                                                               =========  ==========